Exhibit 99.1

DATE: August 8, 2017

TO: Directors and Executive Officers of Ameriprise Financial, Inc.

RE:  Important Notice of Special Blackout Period and Regulation BTR Trading Restrictions

This notice is to inform you of restrictions on your ability to trade debt or equity securities of Ameriprise Financial, Inc. (the “Company”) during a special blackout period that will begin on September 27, 2017. This special blackout period is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s regular earnings-related blackout periods.

The special blackout period is being imposed because of the planned change in the Company’s recordkeeper for the Ameriprise Financial 401(k) Plan (the “Plan”). In early October 2017, Alight Solutions (formerly part of Aon Hewitt) will become the new recordkeeper of the Plan.

During the transition to the new Plan recordkeeper, participants in the Plan will not be able to access their accounts to direct or diversify their investments or request a distribution. In addition, in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Securities and Exchange Commission Regulation BTR, the Company’s directors and executive officers (whether or not they are Plan participants) are prohibited during the special blackout period from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with their employment as an executive officer or service as a director.

The special blackout period will begin on Wednesday, September 27. This special blackout period precedes our regularly scheduled blackout period that will begin on October 1. In other words, you cannot execute a trade in Company securities or exercise employee stock options on or after Sept. 27 and until the regular blackout period ends and preclearance will not be granted during that period. The regular quarterly blackout period is expected to last until the first business day after the public release of the Company’s third quarter earnings results in late October 2017. You will receive an email notifying you of the date on which you may resume trading in our securities, subject to the standard preclearance requirement.

Please note that “equity securities” is defined broadly to include the Company’s common stock, stock options, and other derivative securities. Also, prohibited transactions are not limited to those involving your direct ownership, but include any transaction in equity securities in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

The special blackout period applies in addition to the trading restrictions under the Company’s Director and Executive Officer AMP Securities Trading Policy.

If you have any questions about this special blackout period, please call me at any time.

Thomas R. Moore

Vice President, Corporate Secretary and Chief Governance Officer | Corporate Secretary’s Office

Ameriprise Financial

Ameriprise Financial Center

707 Second Avenue South

Minneapolis, Minnesota 55474

612-678-0106